PV-10 Collateral Coverage through the New Term Loan Debt 1 $ 2,220 through the New Term Loan2 Source: CRC Management Note: In addition, non-Borrowing Base Collateral is also pledged to the new First Lien Second Out Term Loan. 1 YE2015 reserves adjusted to reflect February LOE levels less production YTD July 1, 2016, run at June 27, 2016 strip pricing. 2 Includes pro forma debt amounts: $720 million Revolver drawn, $800 million Term Loan Facility and $700 million New Term Loan. 1 1 $ 5,059 $ 5,758 $ 4,025 $ 0 $ 1,000 $ 2,000 $ 3,000 $ 4,000 $ 5,000 $ 6,000 $ 7,000 2015 Year-End SEC 1P PV-10 2015 1P PV-10 at 6/27/16 Pricing 2015 PDP PV-10 at 6/27/16 Pricing (U S$ in m illi on s) (2.3x Coverage) (2.6x Coverage) (1.8x Coverage) Exhibit 99.2

Active Hedging Program Further Protects Cash Flow¹ ¹ As of July 6, 2016. • Current hedge program targeting 50% of production • Strategy focuses on protecting cash flow for capital investments and covenant compliance 2 Q2 2016 Q3 2016 Q4 2016 2017 2018 Calls Barrels per Day 40,500 19,000 25,000 11,250 23,287 Wtd Avg Ceiling Price per Barrel $64.25 $55.08 $53.62 $56.01 $57.99 Puts Barrels per Day 55,500 28,000 3,000 4,275 – Wtd Avg Floor Price per Barrel $50.14 $50.65 $50.00 $50.00 – Swap Barrels per Day – 1,000 29,000 – – Wtd Avg Price per Barrel – $61.25 $49.43 – –

Summary of Key Operating Metrics1 3 Operating Metrics1 Source: CRC Management 1 YE2015 reserves adjusted to reflect February LOE levels less production YTD July 1, 2016, run at June 27, 2016 strip pricing. Metric Value 1Q16 Production (Mboe/ d) 148 2015 1P Reserves at 6/27/16 Pricing (MMBoe) 691 2015 1P PV-10 at 6/27/16 Pricing ($mm) $5,758

Summary of 5th Proposed Amendment to the Credit Agreement 4 Description New Second Out Indebtedness • Permit $1bn of first lien, 2nd / 3rd out debt, subject to acceptable intercreditor agreement — To be documented under separate Credit Agreements Use of Proceeds • 25% of gross proceeds required to immediately prepay the Term Loan (not less than $106.25mm) • Remaining 75% of proceeds to pay-down outstanding Revolver borrowings — Minimum reduction of Senior Notes: $500mm Additional Collateral Requirement • Provide additional collateral on a first lien basis on all other unencumbered, non-borrowing base assets of the Company including the Elk Hills power plant — New Second Out Indebtedness would be secured by the same collateral on a first lien second out basis Non-Borrowing Base Asset Sale Proceeds • To be treated similar to the existing credit facility, subject to the following: — Total Debt / EBITDAX > 4.0x: 40% of net cash proceeds may be used to repurchase Senior Notes or receive up to 40% of total proceeds in the form of Senior Notes — Total Debt / EBITDAX ≤ 4.0x: 60% of net proceeds may be used to repurchase Senior Notes or receive up to 60% of total proceeds in the form of Senior Notes Revolver Commitment Reduction • $200mm (can increase commitments later with new or existing lenders up to the lesser of $250mm or excess of Borrowing Base over total term loan and revolving commitments, if they agree to participate in the increased commitment) Financial Covenants • First Lien First Out Leverage Ratio1: — 6/30/16 – 6/30/17: 3.5x — 6/30/2017 – 12/31/2017: 3.25x • First Lien Senior Secured Leverage Ratio beginning Q1 2018: 2.25x • Minimum Interest Coverage Ratio through year-end 2017: 1.20x (and thereafter, 2.0x) • PV-10 Ratio (PV-10 to 1.0 and Second Out Indebtedness): 1.20x • Maximum capital expenditures: $125mm in 2016 / $200mm in 2017 (may carry-over unused amounts) subject to maximum $50mm increase in certain circumstances Maximum Increase in PF Cash Interest • $40mm multiplied by the ratio of New Second Out Indebtedness incurred to $1bn 1 Defined as First Lien First Out Debt to LTM Consolidated EBTIDAX.